RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is entered into by and between Leidos Holdings, Inc., a Delaware corporation (the “Company”), and Vincent A. Maffeo, an individual (“Executive”), and is effective as of the latest date set forth on the signature page hereof.
WHEREAS, Executive currently serves as Executive Vice President and General Counsel of the Company;
WHEREAS, Executive and the Company are parties to a Severance Protection Agreement;
WHEREAS, Company desires and Executive is willing to retire from all of his positions with the Company, subject to the terms and conditions specified in this Agreement;
WHEREAS, the Company and Executive (each, a “Party”) desire to set forth the terms of Executive’s retirement from the Company;
NOW, THEREFORE, in consideration of the premises, and the promises and agreements set forth below, the Parties, intending to be legally bound, agree as follows:

1.	Employment Period.

(a)	The Parties agree that Executive shall remain an active employee of the Company through July 15, 2017 (with the date of this Agreement through such date being the “Employment Period”).

(b)
Executive shall continue to serve as Executive Vice President and General Counsel of the Company through the end of the Employment Period. Upon and following the date on which a new General Counsel has assumed his/her position as General Counsel, if such occurs during the Employment Period, Executive shall remain employed with the Company for the remainder of the Employment Period, but shall give up his title and role as General Counsel, and shall not participate actively in any management decisions or other meetings or activities, except that he shall perform such duties as reasonably requested by the Chief Executive Officer through the end of the Employment Period. In addition, through the end of the Employment Period, the Company shall provide Executive office space to the extent practicable, and reasonable access to secretarial services, although Company agrees that Executive may work remotely during the Employment Period, and Company will provide a charge number for Executive to record his time during the Employment Period. Effective as of the end of the Employment Period, Executive hereby resigns all positions with the Company and its affiliates.

(c)
Notwithstanding the Severance Agreement, in no event shall Executive be entitled to any benefits described in and pursuant to Section 3 of the Severance Agreement, and Executive shall not be deemed to have been terminated without “cause” or to have resigned for “good reason” for purposes of the Severance Agreement or any other plan or agreement covering Executive, provided Company is not in breach of this Retirement Agreement.

2.	Compensation During Employment Period.

(a)
Base Salary. During the Employment Period, Executive shall continue to be paid his base salary (the “Base Salary”) at the rate in effect on the Effective Date (i.e., at the rate of $575,000 per annum), in accordance with the Company’s standard payroll procedures.

(b)	2017 Bonus. Executive shall not be entitled to a cash bonus for 2017.

(c)
Employee Benefits. During the Employment Period, Executive shall be entitled to actively participate in the Company’s employee benefit plans in accordance with applicable plan and program terms as in effect from time-to-time. Upon the end of the Employment Period, Executive’s rights under each such plan and program shall be determined in accordance with the terms of such plans and programs as in effect from time-to-time as applicable to a retiring Executive Officer qualifying for Special Retirement treatment. Upon the end of the Employment Period, Executive shall also be entitled to exercise his COBRA rights.

(d)
Equity Awards. Executive’s outstanding equity awards in the Company shall continue to vest in accordance with their terms during the Employment Period and, subject to the terms of any clawback policy of the Company in effect for senior executives, all such vested awards, and awards which vest upon retirement as an Executive Officer qualified for Special Retirement treatment, shall be non-forfeitable as of the end of the Employment Period. In addition, upon the end of the Employment Period, Executive shall be treated as if he retired as an Executive Officer and as eligible and qualified for special retirement treatment with respect to all his equity awards. A summary of the vesting treatment of all outstanding awards (as of the date of this Agreement), is provided in Exhibit A hereof.

3.
Termination of Employment Upon End of Employment Period. Promptly following the Release of Claims referred to in Section 6 becoming irrevocable, the Company shall pay Executive the following amounts: (i) a cash payment for accrued Base Salary and accrued but unused paid time off (the “Accrued Obligations”); (ii) a cash payment of $691,423 in lieu of any severance payment he would otherwise be entitled to pursuant to the Severance Agreement; (iii) a cash payment of $63,000 in lieu of health, life disability and other insurance-related amounts that Executive would have been entitled to receive pursuant to the Severance Agreement if he had elected to receive the benefits thereunder;

(iv) a cash payment of $535,000 in lieu of any bonus for 2017; and (v) a cash payment of $732,850 in partial consideration for Executive’s agreements pursuant to Section 5 below.

4.
Termination Without Cause. If the Company terminates Executive’s employment without Cause (as defined in the Severance Agreement) prior to the end of the Employment Period, Executive will receive any and all payments and benefits to which he is, or would have otherwise been, entitled pursuant to the Severance Agreement, (and shall not receive any further payments or benefits pursuant to this Agreement), except and provided that Executive will receive any and all payments and benefits that Executive would have been entitled to receive as a Retiring Executive Officer qualified for Special Retirement treatment under any employee benefit or equity plans.

5.
Executive Covenants. As consideration for the payments and benefits described herein, Executive hereby agrees to the following covenants in order to protect the Company’s goodwill and confidential information:

(a)
Without the express written consent of the Chief Executive Officer of the Company, during the twelve (12) months following the end of the Employment Period, Executive will not, directly or indirectly, be employed by, provide services to, or advise a “Restricted Company” (as defined below), whether as an employee, advisor, director, officer, partner or consultant, or in any other position, function or role that, in any such case, oversees, controls or materially affects the design, operation, research, manufacture, marketing, sale or distribution of Competitive Products or Services (as defined below) of or by a Restricted Company. “Restricted Company” is defined as those entities named as competitors in the Company’s most recently filed SEC Form 10-K, and (i) any entity directly or indirectly controlling, controlled by, or under common control with such competitors, and (ii) any successor to all or part of the business of any of the foregoing as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction. “Competitive Products or Services” is defined as products or services which the Company was actively marketing or providing during the period that Executive was employed by the Company, other than any product or service which the Company no longer markets or provides. For the avoidance of doubt, provided that Executive does not perform work that would otherwise be prohibited by this paragraph, nothing herein shall prevent Executive from working for a unit or division of a Restricted Company if such unit or division is not engaged in the design, operation, research, manufacture, marketing, sale or distribution of Competitive Products or Services.

(b)
Without the express written consent of the Chief Executive Officer of the Company, during the twelve (12) months following the end of the Employment Period, Executive will not, directly or indirectly, offer to provide or provide products or services, perform, or provide direct oversight on any program, product, or service that is currently in the Company’s business development, capture, and/or proposal pipeline, and with which Executive was actively involved in the past two years as a Company employee.

(c)
Without the express written consent of the Chief Executive Officer, during the twelve (12) months following the end of the Employment Period, Executive will not (i) interfere with any contractual relationship between the Company and any customer, supplier, distributor or manufacturer of or to the Company to the detriment of the Company, or (ii) induce or attempt to induce any person who is an employee of the Company to perform work or services for any entity other than the Company.

6.
Release of Claims. The Company and Executive shall execute the Release of All Claims and Potential Claims attached as Exhibit B (the “Release of Claims”) on or within twenty-one (21) days following the last day of the Employment Period.

7.
Non-disparagement. Executive agrees that Executive will not make, publish or communicate at any time to any person or entity, any Disparaging (as defined below) remarks, comments or statements concerning the Company or any of its directors, managers, officers, affiliates or employees. Company agrees to instruct its current CEO Roger Krone and the rest of the Company’s Executive Leadership Team to not make, publish or communicate at any time to any person or entity, any Disparaging (as defined below) remarks, comments or statements concerning the Executive. The previous two sentences shall not apply, however, in the case of any truthful remarks, comments or statements which are made (a) in testimony pursuant to a court order, subpoena, or legal process, (b) in discussions with any regulator or government agency, (c) to a court, mediator or arbitrator in connection with any litigation or dispute between Executive and the Company. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being discussed or that would adversely effect in any manner the conduct of the business or the business reputation of such individual or entity. In accordance with the Defend Trade Secrets Act, if Executive makes a confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting or investigating a suspected violation of law, or in a court filing under seal, Executive shall not be held liable under this Agreement, any other agreement with the Company or any federal or state trade secret law for such a disclosure.

8.
Cooperation. During the Employment Period and for three years thereafter, Executive will, upon reasonable request and subject to such reasonable conditions as Executive may reasonably request: (a) cooperate with the Company in connection with any matter that arose during Executive’s employment and that relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, of which Executive may have any direct or substantive knowledge or involvement; and (b) consult with and provide information to the Company and its representatives concerning such matters. If any such cooperation is required after the Employment Period, such cooperation shall be required only at reasonable times and places and in a manner that does not unreasonably interfere with any other employment, pro bono, or community service activity in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not truthful.

9.
Consulting Period. From the end of the Employment Period through the first anniversary thereof (the “Consulting Period”), Executive shall serve as a consultant to the Company and shall provide such consulting services as reasonably requested by the Company (the “Consulting Services”). The Company shall pay Executive at the rate of $500 per hour worked (the “Consulting Fee”) during the Consulting Period. During the Consulting Period, Consulting Services also includes Executive’s cooperation with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding, or any dispute with a third party, as described in paragraph 8 of this Retirement Agreement. Executive shall submit a monthly invoice detailing his hours worked during the immediately-preceding month, and the Company shall pay Executive the Consulting Fee related thereto within thirty (30) days following its receipt of each such invoice. During the Consulting Period, the Company shall directly pay or reimburse Executive for such reasonable travel, entertainment, or other expenses as he may incur at the request of the Company. Executive shall furnish the Company with such evidence that such expenses were incurred as the Company may from time to time require or request. The Company or the Executive may terminate the Consulting Period at any time. Executive acknowledges that the Company shall have no right to direct or control his performance of Consulting Services hereunder and that he shall be treated as an independent contractor for all purposes during the Consulting Period. As such, Executive shall not actively participate in any employee benefit plan of the Company or an affiliate and no income or other taxes shall be withheld from the Consulting Fee (and, for the avoidance of doubt, his services during the Consulting Period shall not be credited as vesting service for purposes of any Company plan, program or arrangement).

10.	Withholdings. Amounts payable hereunder are subject to all tax and other legally-required withholdings.

11.
No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, except as provided in this Agreement.

12.
Entire Agreement. This Agreement and the Intellectual Property Agreement that Executive signed when he was first hired by the Company, represent the entire understanding and agreement between the parties as to the subject matter hereof and supersede all prior agreements, arrangements and understandings between them concerning the subject matter hereof, and any subsequent written agreements shall be construed to change, amend, alter, repeal or invalidate this Agreement, only to the extent that this Agreement is specifically identified in and made subject to such other written agreements and is executed by both parties hereto. Nothing in this paragraph is intended to waive, release or discharge Executive’s rights to indemnification for actions occurring through his affiliation with the Company or its subsidiaries, affiliates or predecessors, whether those rights arise from statute, corporate charter documents or any other source, nor is it intended to waive, release or discharge any right Executive may have pursuant to any insurance policy or coverage provided or maintained by the Company or its subsidiaries, affiliates or predecessors.

13.
Governing Law. This Agreement and its performance will be construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law that would apply the substantive law of any other jurisdiction. Notwithstanding anything in this Agreement or elsewhere to the contrary, the parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the Commonwealth of Virginia, for the purposes of any suit, action or other proceeding arising out of or relating to Executive’s employment with the Company, the termination of such employment, or rights arising under or preserved by this Agreement, and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. IN ADDITION, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM ARISING OUT OF THE EMPLOYMENT RELATIONSHIP BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO, ISSUES ARISING OUT OF THIS AGREEMENT.

14.
Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original version of the Agreement.

16.
Termination of Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall be null and void, and neither Party shall have any obligations hereunder, in the event that, prior to the end of the Employment Period, (a) Executive experiences a Disability (as defined in the Severance Agreement), (b) Roger Krone ceases to be the Chief Executive Officer of the Company, (c) there is a Change in Control (as defined in the Severance Agreement) or (d) a person or entity makes a written offer to the Company’s board of directors that, if accepted, would result in a Change in Control (as defined in the Severance Agreement). For the avoidance of doubt, if this Agreement so terminates, Executive’s rights and obligations shall be governed by the Severance

Agreement, and any other applicable plan, agreement or arrangement covering Executive as an active employee and Executive Officer of the Company retiring as qualified for Special Retirement treatment.

Dated: June 5, 2017
/s/ Vincent A. Maffeo
[Signature]
Vincent A. Maffeo
[Print Name]

Leidos Holdings, Inc.
By: /s/ Roger A. Krone
Name: Roger A. Krone
Its: Chief Executive Officer
Dated: June 5, 2017

Exhibit B
Release of Claims

RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS
1.    This Release of All Claims and Potential Claims (“Release”) is entered into by and between Vincent A. Maffeo (“Executive”) and Leidos Holdings, Inc., a Delaware corporation (hereinafter “Leidos” or the “Company”). Executive and the Company have previously entered into a Retirement Agreement effective _________, 2017 (“Retirement Agreement”). In consideration of the promises made herein and the consideration due Executive under the Retirement Agreement, this Release is entered into between the parties.
2.    (a) The purposes of this Release is to settle completely and release the Company, its parent companies, subsidiaries, affiliates, predecessors, successors, assigns, and its and their individual and/or collective officers, directors, stockholders, agents, employees (including all former employees, officers, directors, stockholders and/or agents), attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (referred to collectively as “Releasees”) in a final and binding manner from every claim and potential claim for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, that Executive has or may have against Releasees arising out of, relating to or resulting from any events occurring on or prior to the execution of this Release by Executive, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including but not limited to any and all claims and rights under the Age Discrimination in Employment Act, but excluding any rights or benefits to which Executive is entitled under the Retirement Agreement with respect to any of the Releasees.
(b) This is a compromise settlement of all such claims and potential claims, known or unknown, and therefore this Release does not constitute either an admission of liability on the part of Executive or the Company or any other Releasee or an admission, directly or by implication, that Executive and/or the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation. The parties hereto specifically deny that they have violated any law, rule, regulation, contractual right or any other duty or obligation.
(c) This Release is entered into freely and voluntarily by Executive and the Company solely to avoid further costs, risks and hazards of litigation and to settle all claims and potential claims and disputes, known or unknown, in a final and binding manner.
3.    For and in consideration of the promises and covenants made by Executive to the Company and the Company to Executive, contained herein, Executive and the Company have agreed and do agree as follows:
(a) Executive waives, releases and forever discharges Releasees from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that he has or may have against Releasees arising out of, relating to or resulting from any events occurring on or prior to the execution of this Release by Executive, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and the termination of that relationship including but not limited to any and all claims and rights under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, or any “whistleblower” anti-retaliation statutes, but excluding any rights or benefits to which Executive is entitled under the Retirement Agreement with respect to any of the Releasees. In addition, this Release does not cover, and nothing in this Release shall be construed to cover, any claim that cannot be so released as a matter of applicable law.
(b) This Release is not intended to interfere with Executive’s exercise of any protected, non-waivable right, including Executive’s right to file a charge with, participate in an investigation by, or provide truthful information to the Equal Employment Opportunity Commission or other government agency. By entering into this Release, however, Executive acknowledges that the consideration set forth herein is in full satisfaction and is inclusive of any and all amounts, including but not limited to attorneys' fees, to which Executive might be entitled or which may be claimed by Executive or on Executive’s behalf against the Releasees and Executive is forever discharging the Releasees from any liability to Executive for any acts or omissions occurring on or prior to the execution of this Release by Executive. For the avoidance of doubt, nothing herein prohibits Executive from receiving a whistleblower or similar award.
(c) Executive acknowledges that, as of the date of Executive’s execution of this Release, Executive to the best of his knowledge has sustained no injury or illness related in any way to Executive’s employment with the Company for which a workers’ compensation claim has not already been filed.
4.    For and in consideration of the promises and covenants made by Executive to the Company and the Company to Executive, contained herein, the Company waives, releases and forever discharges Executive from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that it has or may have against Executive arising out of, relating to or resulting from any events occurring on or prior to the execution of this Release by the Company, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising directly or indirectly out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and the termination of that relationship, provided that this release does not apply to Executive’s willful and intentional breach of fiduciary duties or willful misconduct or to any claim that cannot be so released as a matter of applicable law or to Executive’s obligations under the Retirement Agreement or Intellectual Property Agreement.
6.    Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Release, the Retirement Agreement or the breach thereof, or any disputes which may arise between the parties regarding any subject in the future, shall be settled in a final and binding arbitration held in Northern Virginia or another mutually agreeable location and conducted in conformance with the employment arbitration rules and procedures of JAMS or other similar arbitration administration organization that the parties agree to use. The prevailing party shall be entitled to recover all reasonable attorneys’ fees, costs and necessary disbursements incurred in connection with the arbitration proceeding. Judgment upon the award may be entered in any court having jurisdiction thereof. In the event that Executive or Leidos believe that any provision of this Agreement has been breached by the other, Executive and Leidos agree that each shall give each other reasonable advanced notice of the nature and details of the alleged breach, and attempt to resolve such dispute in good faith, prior to filing for, and submitting the controversy to, binding arbitration as set forth herein.
7.    It is further understood and agreed that Executive has not relied upon any advice whatsoever from the Company and/or its attorneys individually and/or collectively as to the taxability, whether pursuant to Federal, State or local income tax statutes or regulations, or otherwise, of the consideration transferred hereunder and that he will be solely liable for all of his tax obligations. Executive understands and agrees that the Company or its subsidiaries, affiliates or predecessors, may be required by law to report all or a portion of the amounts paid to him in connection with this Release to federal and state taxing authorities. Executive waives, releases, forever discharges and agrees to indemnify, defend and hold the Company harmless with respect to any actual or potential tax obligations imposed by law.
8.    Executive acknowledges that he has read, understood and truthfully completed the Business Ethics and Conduct Disclosure Statement attached hereto as Exhibit 1. The Company represents that it is not aware of any allegations or pending investigations involving Executive as of the date of this Release.
9.    It is further understood and agreed that Releasees and/or their attorneys shall not be further liable either jointly and/or severally to Executive and/or his attorneys individually or collectively for costs and/or attorneys’ fees, including any provided for by statute, nor shall Executive and/or his attorneys be liable either jointly and/or severally to the Company and/or its attorneys individually and/or collectively for costs and/or attorneys’ fees, including any provided for by statute.
10.    Executive understands and agrees that there is a risk that the damage and/or injury suffered by Executive may become more serious than he now expects or anticipates. Executive expressly accepts and assumes this risk, and agrees that this Release shall be and remains effective notwithstanding any such misunderstanding as to the seriousness of said injuries or damage.
11.    It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of Executive’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of Releasees and their successors, assigns, agents and/or representatives.
12.    This Release shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Virginia.

13.    Executive agrees that he will not seek future employment with, nor need to be considered for any future openings with the Company, any division thereof, or any subsidiary or related corporation or entity.
14.    Notwithstanding anything in this Release or the Retirement Agreement to the contrary, Executive does not waive, release or discharge any rights to indemnification for actions occurring through his affiliation with the Company or its subsidiaries, affiliates or predecessors, whether those rights arise from statute, corporate charter documents or any other source, nor does Executive waive, release or discharge any right Executive may have pursuant to any insurance policy or coverage provided or maintained by the Company or its subsidiaries, affiliates or predecessors.
15.    If any part of this Agreement is found to be either invalid or unenforceable, the remaining portions of this Agreement will still be valid.
16.    This Agreement is intended to release and discharge any claims by Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f), the parties agree as follows:

A.	Executive acknowledges that he has read and understands the terms of this Release, the accompanying Notice of Separation and the Retirement Agreement.

B.
Executive acknowledges that he has been advised in writing to consult with an attorney, if desired, concerning this Release and the Retirement Agreement and has received all advice he deems necessary concerning these documents.

C.
Executive acknowledges that he has been given twenty-one (21) days to consider whether or not to enter into this Release, has taken as much of this time as necessary to consider whether to enter into this Release, and has chosen to enter into this Release freely, knowingly and voluntarily.

D.
For a seven day period following the execution of this Release, Executive may revoke this Release by delivering a written revocation to Brian Liss at the Company. This Release shall not become effective and enforceable until the revocation period has expired.

17.    Executive acknowledges that he has been encouraged to seek the advice of an attorney of his choice with regard to this Release. Having read the foregoing, having understood and agreed to the terms of this Release, and having had the opportunity to be advised by independent legal counsel, the parties hereby voluntarily affix their signatures.
18.    This Release is to be interpreted without regard to the draftsperson. The terms and intent of the Release shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.

19.    This Release and the Retirement Agreement (including but not limited to any agreements incorporated therein) constitute a single integrated contract expressing the entire agreement of the parties hereto. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter herein.

Dated: ____________________, 2017

[Signature]

[Print Name]

Leidos Holdings, Inc.

By:
Name:
Its:
Dated: ______________________, 2017

BUSINESS ETHICS AND CONDUCT
DISCLOSURE STATEMENT
Are you aware of any illegal or unethical practices or conduct anywhere within Leidos Holdings, Inc. or its subsidiaries, affiliates or predecessors (the “Company”) (including, but not limited to, improper charging practices, or any violations of the Company’s Code of Conduct)?
Yes ☐                                                                      No ☐
(Your answer to all questions on this form will not have any bearing on the fact or terms of your Release with the Company.)
If the answer to the preceding question is “yes,” list here, in full and complete detail, all such practices or conduct. (Use additional pages if necessary.)

Have any threats or promises been made to you in connection with your answers to the questions on this form?
Yes ☐                                                                      No ☐
If “yes,” please identify them in full and complete detail. Also, notify the Company’s Chief Human Resources Officer at (571) 526-6300 immediately.

I declare under penalty of perjury, under the laws of the Commonwealth of Virginia and of the United States, that the foregoing is true and correct.
Executed this ____ of ___________________, 2017.

[Signature]